Exhibit 99.2

Adaptimmune Announces Responses in Second Solid Tumor Indication with NY-ESO SPEAR T-cells

- Data provides confirmation of broad applicability of SPEAR TCR T-cell platform in solid tumors -

PHILADELPHIA, Pa. and OXFORD, U.K., March 15, 2018 - Adaptimmune Therapeutics plc (Nasdaq:ADAP), a leader in T-cell therapy to treat cancer, today reported three partial responses (two confirmed and one to be confirmed), and one stable disease in the first four patients dosed with NY-ESO SPEAR T-cells in a second solid tumor: myxoid/ round cell liposarcoma (MRCLS). Patients tolerated treatment well with cytokine release syndrome (CRS) managed following standard treatment guidelines. GlaxoSmithKline plc (LSE:GSK) (NYSE:GSK) exercised its option to exclusively license the right to research, develop, and commercialize NY-ESO SPEAR T-cell therapy program in September 2017. Transition of this program to GSK is ongoing.

“We are encouraged by the initial responses seen in the first patients with MRCLS treated with NY-ESO SPEAR T-cells, as it validates the potential of our platform to treat a broad range of tumors, including those that are known to be unresponsive to current immunotherapies,” said Rafael Amado, Adaptimmune’s Chief Medical Officer. “Although MRCLS is a soft tissue sarcoma which commonly expresses NY-ESO, there are fundamental differences in its clinical course, natural history, molecular signature, and responsiveness to standard treatments that make it distinct from synovial sarcoma. As we expect data from our other trials with our wholly owned assets throughout 2018, these results in a second solid tumor strengthen our conviction that our pipeline of unique TCRs will be capable of addressing multiple solid tumors.”

More about Soft Tissue Sarcomas:

MRCLS and synovial sarcoma are both considered soft tissue sarcomas. MRCLS is a type of liposarcoma, characterized by the proliferation of adipocyte (fat cell) precursors called lipoblasts that have undergone differentiation arrest. This malignancy arises from a translocation between chromosomes 12 and 16 resulting in a fusion protein that blocks adipocyte differentiation and promotes malignant transformation. Synovial sarcoma is characterized by a different chromosomal translocation involving the X chromosome and chromosome 18 and, unlike the known immature fat cell cellular origin of MRCLS, the cell of origin for synovial sarcoma remains unknown.

It is estimated that there are approximately 2000 patients in the United States and Europe with MRCLS each year. MRCLS has a peak incidence of occurrence in patients who are 30 to 50 years of age and it typically follows a more aggressive course than other liposarcomas. MRCLS also exhibits a unique metastatic pattern arising first in the proximal areas of the extremities and typically spreading to the bones (particularly the spine), serosal surfaces, retroperitoneum, abdomen, pelvis, as well as to other soft tissues. This metastatic pattern is different from the characteristic pulmonary spread exhibited by synovial sarcoma.

Conference Call Information:

The company will host a live teleconference and webcast today at 8:00 a.m. EDT (12:00 p.m. GMT) at which time management will provide a business update, including these recent clinical data, and discuss financial results for the Fourth Quarter / Full Year 2017. The press release and the live webcast of the conference call will be available in the investor section of Adaptimmune’s corporate website at www.adaptimmune.com. An archive will be available after the call at the same address.

To participate in the live conference call, if preferred, please dial 1-800-239-9838 (U.S.) or 44(0)330 336 9411 or 0800 279 7204 (United Kingdom).  After placing the call, please ask to be joined into the Adaptimmune conference call and provide the confirmation code (5199507).

About Adaptimmune

Adaptimmune is a clinical-stage biopharmaceutical company focused on the development of novel cancer immunotherapy products. The Company’s unique SPEAR (Specific Peptide Enhanced Affinity Receptor) T-cell platform enables the engineering of T-cells to target and destroy cancer, including solid tumors. Adaptimmune is currently conducting clinical trials with SPEAR T-cells targeting MAGE-A4, -A10, and AFP across several solid tumor indications. GlaxoSmithKline plc (LSE:GSK) (NYSE:GSK) exercised its option to exclusively license the right to research, develop, and commercialize Adaptimmune’s NY-ESO SPEAR T-cell therapy program in September 2017. Transition of this program to GSK is ongoing. The Company is located in Philadelphia, USA and Oxfordshire, U.K. For more information, please visit http://www.adaptimmune.com

Forward-Looking Statements

This release contains “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995 (PSLRA). These forward-looking statements involve certain risks and uncertainties. Such risks and uncertainties could cause our actual results to differ materially from those indicated by such forward-looking statements, and include, without limitation: the success, cost and timing of our product development activities and clinical trials and our ability to successfully advance our TCR therapeutic candidates through the regulatory and commercialization processes. For a further description of the risks and uncertainties that could cause our actual results to differ materially from those expressed in these forward-looking statements, as well as risks relating to our business in general, we refer you to our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission (SEC) on November 2, 2017, and our other SEC filings. The forward-looking statements contained in this press release speak only as of the date the statements were made and we do not undertake any obligation to update such forward-looking statements to reflect subsequent events or circumstances.

Adaptimmune Contacts:

Media Relations:

Sébastien Desprez — VP, Communications and Investor Relations

T: +44 1235 430 583

M: +44 7718 453 176

Sebastien.Desprez@adaptimmune.com

Investor Relations:

Juli P. Miller, Ph.D. — Director, Investor Relations

T: +1 215 825 9310

M: +1 215 460 8920

Juli.Miller@adaptimmune.com